Exhibit 99.1

Community Bankers Trust Corporation
Reports 2nd Quarter 2011 Results

Glen Allen, VA, July 28, 2011 - Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), today reported second quarter 2011 net income of $521,000. This compares with a net loss of $19.6 million in the second quarter of 2010 and a net loss of $1.2 million in the first quarter of 2011.  Net income available to common stockholders was $247,000 in the second quarter of 2011 compared with a net loss available to common stockholders of $19.9 million in the second quarter of 2010 and a net loss available to common stockholders of $1.5 million in the first quarter of 2011.  Second quarter 2010 results included a $21.3 million provision for loan losses and $5.7 million in impairment of goodwill charges.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “I am pleased to be able to report a profit for the quarter.  More importantly, I am encouraged by the trends that produced the profit.  We are beginning to see the results of the work we have done to strategically re-align the Bank.  We have been able to isolate and resolve the larger credit issues of the past and to focus on better resource utilization in the major business lines of the Bank.

“We have methodically decreased the level of nonperforming loans, increased interest income and dramatically reduced operating expenses. Additionally, this is the third consecutive quarter that we have been able to increase our capital ratios.”

Mr. Smith added, “While resolving our credit problems has been a top priority, we are also focused on generating new quality relationships to grow the core businesses in the markets we serve.  The entire management team is dedicated to accomplishing the goals we have set to return the Company to profitability and build value for our shareholders.”

Key highlights for the second quarter of 2011 include the following:

•	Net interest income was $11.4 million for the second quarter of 2011, an increase of $1.3 million, or 13.2%, over the first quarter of 2011.
•	Non-covered nonaccruing loans declined 10.2% during the quarter, or $4.3 million, ending the period at $37.7 million.
•
Non-covered other real estate owned increased $5.1 million, to $12.4 million, on a linked quarter basis, as loans migrate from nonaccruing status to other real estate as a result of aggressive resolution of problem credits.

•	Interest expense declined $232,000, or 7.0%, on a linked quarter basis, the result of an aggressive deposit pricing strategy coupled with lower rates.
•	Net charged-off loans were $4.7 million for the second quarter of 2011, down from $5.5 million in the first quarter of 2011 and $8.7 million in the fourth quarter of 2010.
•
Noninterest expenses were $18.5 million for the six months ended June 30, 2011, a decline of $7.5 million, or 28.8%, compared with the first six months of 2010 noninterest expenses of $26.0 million. Excluding goodwill impairment charges of $5.7 million in the second quarter of 2010, noninterest expenses would have declined $1.8 million, or 8.7%.

•
Excluding FDIC covered assets, the ratio for the allowance for loan losses to total loans was 3.35% at June 30, 2011, which management believes is commensurate with risk within the non-covered loan portfolio.

RESULTS OF OPERATIONS
Net income available to common stockholders was $247,000, or $0.01 per common share on a diluted basis, for the quarter ended June 30, 2011 compared with a net loss available to common stockholders of $19.9 million, or $0.93 per common share on a diluted basis, for the quarter ended June 30, 2010. Net income was driven by an increase in net interest income from aggressive deposit pricing and noninterest expense controls. Additionally, there was no provision for loan losses in the second quarter of 2011 compared with $21.3 million in the second quarter of 2010.

Also positively influencing the performance in earnings in the second quarter of 2011 compared to the second quarter of 2010 was the recognition of $5.7 million in goodwill impairment charges in the second quarter of 2010. This eliminated the Company’s goodwill balances, generated by the formation of the Company in 2008.

Furthermore, the Company has focused on improvement in noninterest expenses. Noninterest expenses, excluding goodwill impairment charges, declined from $10.4 million in the second quarter of 2010, to $9.3 million in the second quarter of 2011.  Offsetting these improvements was a decline in total noninterest income, from negative $115,000 in the second quarter of 2010, to negative $1.4 million in the second quarter of 2011 as the Company recognized $2.7 million in FDIC indemnification asset amortization. This recognition resulted in a reduction in the amount carried on the balance sheet that the Company anticipates it will collect from the FDIC on the loans covered by FDIC shared loss agreements.

The following table presents summary income statements for the three months ended June 30, 2011 and 2010, and six months ended June 30, 2011 and 2010.

SUMMARY INCOME STATEMENT
(Dollars in thousands)	For the three months ended		For the six months ended
	June 30, 2011	June 30, 2010	$June 30, 2011	June 30, 2010
Interest income	$14,492	$14,933	27,886	$30,179
Interest expense	3,079	4,820	6,390	10,008
Net interest income	11,413	10,113	21,496	20,171
Provision for loan losses	-	21,282	1,498	26,324
Net interest income after provision for
loan losses	11,413	(11,169)	19,998	(6,153)
Noninterest income	(1,431)	(115)	(2,837)	300
Noninterest expense	9,334	16,175	18,545	26,035
Income tax (expense) benefit	(127)	7,843	711	9,508
Net income (loss)	$521	$(19,616)	$(673)	$(22,380)
Dividends on preferred stock	-	221	-	442
Accretion of preferred stock discount	53	49	104	97
Preferred dividends not paid	221	-	442	-
Net income (loss) available to common
stockholders	$247	$(19,886)	$(1,219)	$(22,919)

Net income (loss) per share available to
common stockholders:
Basic	$0.01	$(0.93)	$(0.06)	$(1.07)
Diluted	$0.01	$(0.93)	$(0.06)	$(1.07)

Interest Income
Interest income for the second quarter of 2011 was $14.5 million, an increase of $1.1 million, or 8.2%, from first quarter 2011 interest income of $13.4 million.  Interest and fee income on loans was $12.2 million in the second quarter of 2011 compared with $11.1 million in the first quarter of 2011.  Interest and fees on FDIC covered loans increased $1.0 million on a linked quarter basis and was $4.8 million in the second quarter of 2011 compared with $3.8 in the first quarter of 2011.  The increase in income was the result of better than previously forecasted performance on FDIC guaranteed loans acquired in 2009, which also resulted in increased FDIC indemnification asset amortization in noninterest income.  Despite a decline of $29.6 million in average interest-earning assets on a linked quarter basis, interest and fees on non-covered loans increased $94,000.

Interest income declined 3.0%, or $441,000, from $14.9 million in the second quarter of 2010 to $14.5 million in the second quarter of 2011.  The primary reason for the decline was a 12.0% decrease in average earning assets, from $1.046 billion in the second quarter of 2010 to $921.1 million in the second quarter of 2011.  The impact of the decline in average earning assets was partially offset by an increase in yield on earning assets, from 5.88% for the second quarter of 2010 to 6.34% for the second quarter of 2011.  The increase in yield was driven by the FDIC covered loan portfolio, which yielded 9.76% against the carrying value in the second quarter of 2010 and increased to 18.28% for the second quarter of 2011.

Interest income was $27.9 million for the six months ended June 30, 2011, a decrease of $2.3 million from interest income of $30.2 million for the six months ended June 30, 2010.  Average earnings assets declined from $1.044 billion for the first six months of 2010 to $939.6 million for the first six months of 2011.  Soft loan demand plus a focus by the Company on the remediation and resolution of problem credits is the primary reason for the 10.0%, or $104.5 million, decline in average earning assets over the comparative periods.

Interest Expense
Interest expense for the second quarter of 2011 was $3.1 million, a decrease of $232,000, or 7.0%, from interest expense of $3.3 million for the first quarter of 2011.  Average interest-bearing liabilities declined $22.2 million, or 2.4%, from $919.2 million in the first quarter of 2011 to $897.0 million in the second quarter of 2011, the result of a continued de-leveraging strategy.  Total deposits at June 30, 2011 were $910.5 million, a decline of $19.0 million, or 2.1%, from total deposits of $929.5 million at March 31, 2011.  Interest bearing deposits declined $19.4 million and noninterest bearing deposits increased $367,000 over this time frame.  Due to aggressive repricing, coupled with lower rates, the cost of interest bearing liabilities declined from 1.44% in the first quarter of 2011 to 1.37% in the second quarter of 2011.

Interest expense declined $1.7 million from $4.8 million in the second quarter of 2010 to $3.1 million in the second quarter of 2011. The 36.1% decrease resulted from decreases in both the amount of interest bearing liabilities and their cost.  First, the average balance of interest bearing liabilities declined $125.4 million, or 12.3% from the second quarter of 2010 to the second quarter of 2011.  Second, the cost of interest bearing liabilities declined from 1.89% for the second quarter of 2010 to 1.37% in the second quarter of 2011.

Interest expense declined $3.6 million year over year, from $10.0 million for the six months ended June 30, 2010 to $6.4 million for the six months ended June 30, 2011.  This decline of 36.2% was driven by a decline in average interest bearing liabilities, from $1.021 billion for the first six months of 2010 to $908.0 million for the same period in 2011.  Additionally contributing to the decrease in interest expense was a decrease in the cost of interest bearing liabilities, from 1.96% for the first six months of 2010 to 1.41% for the first six months in 2011.

Net Interest Income
Net interest income was $11.4 million for the quarter ended June 30, 2011, compared with $10.1 million for the quarter ended March 31, 2011.  This represents an increase of $1.3 million, or 13.2%, and was the result primarily of an increase in interest and fees on FDIC covered loans of $1.0 million, from $3.8 million in the first quarter of 2011 to $4.8 million in the second quarter of 2011, at a resultant yield of 18.28% on $105.8 million in average carry balances of the loans in that portfolio for the second quarter of 2011.  On a tax equivalent basis, net interest income was $11.5 million for the second quarter of 2011 compared with tax equivalent net interest income of $10.3 million for the first quarter of 2011.  The tax equivalent net interest margin increased to 5.01% in the second quarter of 2011 compared to 4.33% in the first quarter of 2011.

Net interest income increased $1.3 million year over year, from $10.1 million in the second quarter of 2010 to $11.4 million in the second quarter of 2011.  This represents an increase of 12.9% and was the result primarily of an increase in the Company’s interest spread, from 3.99% in the second quarter of 2010 to 4.97% in the second quarter of 2011.  This increased the Company’s net interest margin from 4.04% in the second quarter of 2010 to 5.01% for the same period in 2011.  A decline in the cost of interest bearing liabilities, from 1.89% for the second quarter of 2010 to 1.37% for the second quarter of 2011, coupled with an increase in the yield on FDIC covered loans noted above, were the drivers of this increase.

Net interest income was $21.5 million for the six months ended June 30, 2011, compared with $20.2 million for the six months ended June 30, 2010.  The increase in net interest income was the result primarily of decreases in the average balances of interest-bearing liabilities of $112.9 million, or 11.1%, coupled with lower rates, which has reduced interest expense 36.2%, from $10.0 million in the first six months of 2010 to $6.4 million for the first six months of 2011.  The tax equivalent net interest margin increased to 4.65% in the first six months of 2011 from 4.04% in the first six months of 2010.

The following table compares the Company’s net interest margin, on a tax-equivalent basis, for the three months ended June 30, 2011, June 30, 2010, and March 31, 2011 and for the six months ended June 30, 2011 and June 30, 2010.

NET INTEREST MARGIN
(Dollars in thousands)
	For the three months ended
	6/30/2011	6/30/2010	3/31/2011

Average interest earning assets	$921,089	$1,046,439	$950,678
Interest income	$14,492	$14,933	$13,394
Interest income - tax equivalent	$14,610	$15,386	$13,606
Yield on interest earning assets	6.34%	5.88%	5.73%
Average interest bearing liabilities	$896,970	$1,022,327	$919,214
Interest expense	$3,079	$4,820	$3,311
Cost of interest bearing liabilities	1.37%	1.89%	1.44%
Net interest income	$11,413	$10,113	$10,083
Net interest income - tax equivalent	$11,531	$10,566	$10,295
Interest spread	4.97%	3.99%	4.28%
Net interest margin	5.01%	4.04%	4.33%

	For the six months ended
	6/30/2011	6/30/2010

Average interest earning assets	$939,582	$1,044,120
Interest income	$27,886	$30,179
Interest income - tax equivalent	$28,216	$31,094
Yield on interest earning assets	6.01%	5.96%
Average interest bearing liabilities	$908,031	$1,020,922
Interest expense	$6,390	$10,008
Cost of interest bearing liabilities	1.41%	1.96%
Net interest income	$21,496	$20,171
Net interest income - tax equivalent	$21,826	$21,086
Interest spread	4.60%	4.00%
Net interest margin	4.65%	4.04%

Provision for Loan Losses
The provision for loan losses for non-covered loans was $0 for the quarter ended June 30, 2011.  This compares with a provision of $1.5 million for the first quarter of 2011 and a provision of $21.3 million for the quarter ended June 30, 2010.  The ratio of the allowance for loan losses to nonperforming assets was 33.52% at June 30, 2011, compared with 43.39% at March 31, 2011.  The ratio of allowance for loan losses to total non-covered loans was 3.35% at June 30, 2011 compared with 4.19% at March 31, 2011 and 6.89% at June 30, 2010. The decrease in the allowance for loan losses to total non-covered loans from June 2010 to June 2011 was primarily the result of aggressive charge-offs for non-performing loans.  Net charged-off loans were $4.7 million for the quarter ended June 30, 2011 compared with net charged-off loans of $5.5 million for the quarter ended March 31, 2011. Since the beginning of 2010, the Company has charged-off $30.5 million in loans and realized $1.2 million in recoveries.

Provision for loan losses on non covered loans was $1.5 million for the six months ended June 30, 2011 compared with $26.3 million for the six months ended June 30, 2010.  Charged-off loans were $10.5 million for the six months ended June 30, 2011 compared to $5.5 million for the six months ended June 30, 2010.  Loan recoveries were $221,000 for the first six months of 2011 compared to $687,000 for the same period in 2010.

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past six quarters.

CREDIT QUALITY
(Dollars in thousands)	2011		2010
	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:

Beginning of period	$21,542	$25,543	$34,353	$38,785	$19,798	$18,169
Provision for loan losses	-	1,498	(77)	1,116	20,402	5,042
Charge-offs	(4,825)	(5,634)	(8,898)	(5,647)	(2,029)	(3,486)
Recoveries	86	135	165	99	614	73
Net charge-offs	$(4,739)	$(5,499)	$(8,733)	$(5,548)	$(1,415)	$(3,413)
End of period	$16,803	$21,542	$25,543	$34,353	$38,785	$19,798

Noninterest Income
On a linked quarter basis, noninterest income was negative $1.4 million for both the first and second quarters of 2011.  The largest component of noninterest income was FDIC indemnification asset amortization, which reduces noninterest income, and was $2.7 million for each period, respectively. By amortizing the FDIC indemnification asset the Company is reducing the asset and recognizing interest income from borrowers of loans covered by FDIC shared loss agreements.

Noninterest income was positively affected in the second quarter of 2011 by reduced loss on sale of OREO, totaling $249,000 for the second quarter of 2011 compared with $612,000 in the first quarter of 2011.  Also positively affecting noninterest income on a linked quarter basis was an increase in service charges on deposit accounts of $61,000.  Service charges on deposit accounts were $637,000 for the second quarter of 2011 compared with $576,000 for the first quarter of 2011. Offsetting increases in noninterest income were a decrease in other noninterest income of $52,000, from $714,000 in the first quarter of 2011 to $662,000 in the second quarter of 2011, and a decrease in gains on sales of securities of $485,000.  Gains on securities sales were $176,000 in the second quarter of 2011 versus gains of $661,000 in the first quarter of 2011.

Noninterest income declined from negative $115,000 in the second quarter of 2010 to negative $1.4 million for the second quarter of 2011.  FDIC indemnification asset amortization was the largest factor in this decline and was $2.7 million for the second quarter of 2011 compared with $362,000 in the second quarter of 2010.  Other noninterest income also decreased and was $662,000 in the second quarter of 2011 compared with $1.3 million for the second quarter of 2010. Other categories offset these decreases in noninterest income. Gain/(loss) on sale of OREO increased from losses of $1.2 million in the second quarter of 2010 to losses of $249,000 in the second quarter of 2011. Gain/(loss) on sales of securities were a loss of $452,000 in the second quarter of 2010 and increased to gains of $176,000 for the second quarter of 2011.  Service charges on deposit accounts were $622,000 in the second quarter of 2010 and increased to $637,000 in the second quarter of 2011.

For the six months ended June 30, 2011, noninterest income equaled negative $2.8 million versus $300,000 for the six months ended June 30, 2010. Again, this change was due primarily to accelerated FDIC indemnification asset amortization of $4.7 million, from $739,000 for the first six months of 2010 to $5.4 million for the same period in 2011.  The increase in FDIC indemnification asset amortization has resulted in the increased yield realized in interest and fees on FDIC covered loans over the same time frame, as projected losses carried within the FDIC indemnification asset have been realized instead, through payment performance of the associated borrowers.  Service charges on deposit accounts increased $26,000 and were $1.2 million each six month period.

Also positively affecting noninterest income over the six months comparison periods was a reduction in losses on sales of OREO properties of $2.7 million, from $3.6 million for 2010 to $861,000 in 2011.  Additionally, gains/(losses) on sales of securities increased by $935,000, from a loss of $98,000 in the first six months of 2010 to gains realized for the same period in 2011 of $837,000.

Other noninterest income decreased $2.1 million year over year from $3.5 million in the first six months of 2010 to $1.4 million for the same period in 2011.  This decrease reflects fewer reimbursable loss events in FDIC covered loans.

Noninterest Expense
On a linked quarter basis, noninterest expenses totaled $9.3 million for the three months ended June 30, 2011 compared with $9.2 million for the quarter ended March 31, 2011, an increase of $123,000, or 1.3%.

Other operating expenses increased $397,000, or 23.7%, from $1.7 million in the first quarter of 2011, to $2.1 million in the second quarter of 2011. Of this increase, $183,000 was related to the issuance and expense of annual stock retainers for Directors that occurred following the annual meeting of stockholders. Additionally, direct expenses on other real estate owned increased $178,000 on a linked quarter basis.  Also increasing on a linked quarter basis were data processing fees, which increased $24,000, from $452,000 to $476,000, or 5.3%.  Professional fees increased by $7,000, from $191,000 in the first quarter of 2011, to $198,000 in the second quarter of 2011.

All other expense categories realized decreases in the second quarter of 2011 compared to the first quarter of 2011.  FDIC assessment expense declined $111,000, from $872,000 in the first quarter of 2011 to $761,000 in the second quarter of 2011.  Occupancy expenses declined $81,000, from $814,000 to $733,000.  Legal fees declined $70,000, from $105,000 in the first quarter of 2011 to $35,000 in the second quarter of 2011. Salaries and employee benefits decreased $33,000 and equipment expense decreased $10,000 on a linked quarter basis.

Noninterest expenses declined $6.8 million when comparing the second quarter of 2011 to the same period in 2010.  Excluding non-cash goodwill impairment charges of $5.7 million realized in the second quarter of 2010, noninterest expenses would have declined $1.1 million, from $10.4 million in the second quarter of 2010 to $9.3 million in the second quarter of 2011.  Salaries and employee benefits were the largest category decrease and were $4.8 million in the second quarter of 2010 and $4.2 million in the second quarter of 2011, a decrease of $634,000, or 13.2%.  Also seeing a significant decline were professional fees, which decreased $545,000, or 73.4%, from $743,000 in the second quarter of 2010 to $198,000 in the second quarter of 2011.

For the six months ended June 30, 2011, excluding the goodwill impairment charge noted above, noninterest expenses would have declined $1.8 million.  Noninterest expenses, excluding goodwill, were $20.3 million for the first six months of 2010 and declined to $18.5 million for the first six months in 2011.  The two major drivers of this 8.7% decrease were salaries and employee benefits, which declined $1.6 million over the six months comparison periods, and professional fees, which decreased $688,000.  Salaries and employee benefits were $9.9 million for the first six months of 2010 and $8.4 million for the first six months of 2011, a decrease of 15.7%.  Professional fees were $1.1 million for the first six months of 2010 and $389,000 for the first six months of 2011, a decrease of 63.9%.

Income Taxes
Income tax expense was $127,000 for the three months ended June 30, 2011, compared with an income tax benefit of $838,000 for the three months ended March 31, 2011 and income tax benefit of $7.8 million in the second quarter of 2010. For the six months ended June 30, 2011, income tax benefit totaled $711,000 compared with income tax benefit of $9.5 million for the six months ended June 30, 2010.

FINANCIAL CONDITION
At June 30, 2011, the Company had total assets of $1.065 billion, a decrease of $50.1 million, or 4.5%, from total assets of $1.116 billion at December 31, 2010. Total loans, including $104.3 million in loans covered by the FDIC shared loss agreements, were $605.4 million at June 30, 2011, decreasing $35.7 million, or 5.6%, from $641.1 million at December 31, 2010.   The carrying value of covered loans declined $11.2 million, or 9.7%, from December 31, 2010. Non-covered loans equaled $501.1 million at June 30, 2011, declining $24.5 million, or 4.7%, since December 31, 2010.  The decline in loan volume within the non-covered loan portfolio was the direct result of $10.5 million in loan charge-offs coupled with loan run-off and an overall weak loan demand.

On a linked quarter basis, total real estate loans declined $18.1 million and were $438.4 million at June 30, 2011.  Commercial lending activity increased $4.4 million, or 9.4%, during the second quarter of 2011 and was $51.5 million at June 30, 2011.  Consumer installment loans increased during the second quarter of 2011 and were $9.6 million, an increase of $894,000, or 10.3%. The increase in commercial and consumer installment loans reflects an effort by management to diversify the loan portfolio away from a heavy dependence on real estate lending.

The following table shows the composition of the Company’s non-covered loan portfolio on a linked quarter basis.

NON-COVERED LOANS
(Dollars in thousands)
	June 30, 2011		March 31, 2011
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$131,205	26.18%	$133,327	25.91%
Commercial	197,897	39.49%	201,017	39.07%
Construction and land development	85,002	16.96%	95,286	18.52%
Second mortgages	8,306	1.66%	8,429	1.64%
Multifamily	13,397	2.67%	15,356	2.98%
Agriculture	2,566	0.51%	3,020	0.59%
Total real estate loans	438,373	87.47%	456,435	88.71%
Commercial loans	51,511	10.28%	47,092	9.15%
Consumer installment loans	9,600	1.92%	8,706	1.69%
All other loans	1,710	0.33%	2,245	0.45%
Gross loans	501,194	100.00%	514,478	100.00%
Less allowance for loan losses	(16,803)		(21,542)
Less unearned income on loans	(138)		(202)
Non-covered loans, net of unearned income	$484,253		$492,734

Due to declining loan balances and lower cash and cash equivalents, the Company’s securities portfolio increased $4.1 million, or 1.3%, during the first six months of 2011 to equal $311.6 million. The Company had Federal funds sold of $0 at June 30, 2011 versus $2.0 million at December 31, 2010. During the second quarter of 2011 the Company decreased holdings, through sales activity, in U.S. Treasury and U.S. Government agencies, realized gains of $176,000, and reinvested in agency mortgage backed securities. The primary reinvestment choice was GNMA mortgage backed securities, which are higher yielding, but carry the same zero percent risk weighting as U.S. Treasury and U.S. Government agencies for regulatory capital purposes. The Company does not hold private label mortgage backed securities.

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, on a linked quarter basis.

SECURITIES PORTFOLIO (Dollars in thousands)	June 30, 2011		March 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$9,820	$10,018	$78,933	$77,731
State, county and municipal	48,748	50,308	49,698	49,657
Corporate and other bonds	5,067	5,075	5,076	5,094
Mortgage backed securities	165,163	166,877	79,971	80,865
Total securities available for sale	$228,798	$232,278	$213,678	$213,347

Securities Held to Maturity	June 30, 2011		March 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
State, county and municipal	12,181	13,097	13,063	13,808
Mortgage backed securities	60,207	63,592	64,730	68,049
Total securities held to maturity	$72,388	$76,689	$77,793	$81,857

Total deposits at June 30, 2011 were $910.5 million, a decrease of $51.3 million from December 31, 2010. Time deposits declined $55.5 million during the first six months of 2011 as management kept rates low among all regions as loan demand remained weak and covered loans continued to decline in volume. The Company is attempting to restructure the deposit mix away from higher priced time deposits and more into lower cost transactional accounts.  The most notable change was the increase in NOW accounts, which increased $5.0 million, or 4.7%, from $106.2 million at December 31, 2010 to $111.2 million at June 30, 2011.  Additionally, savings accounts increased $3.4 million, or 5.4%, during the first six months of 2011.   The Company’s total loan-to-deposit ratio was 66.5% at June 30, 2011 compared to 66.7% at December 31, 2010.

The following table details the change in the mix of interest bearing deposits from December 31, 2010 to June 30, 2011.

INTEREST BEARING DEPOSITS
(Dollars in thousands)

	June 30, 2011	March 31, 2011	December 31, 2010
NOW	$111,268	$105,870	$106,248
MMDA	121,210	127,284	127,594
Savings	67,564	66,733	64,121
Time deposits less than $100,000	332,895	346,018	367,333
Time deposits $100,000 and over	213,043	219,508	234,070
Total interest bearing deposits	$845,980	$865,413	$899,366

The Company had Federal Home Loan Bank (FHLB) advances of $37.0 million at each of June 30, 2011 and December 31, 2010.

Stockholders’ equity at June 30, 2011 was $109.1 million, or 10.2% of total assets, and increased from stockholders’ equity of $107.1 million, or 9.6% of total assets, at December 31, 2010.   Stockholders’ equity was $109.1 million, or 9.1% of total assets, at June 30, 2010.

Since June 30, 2010, the Company, through its balance sheet management strategy, has increased its common tangible equity to common tangible asset ratio from 6.43% at June 30, 2010 to 7.47% at June 30, 2011.  Additionally, the common tangible book value increased from $3.50 at June 30, 2010 to $3.57 at June 30, 2011.  See the “Non-GAAP Financial Measures” table for additional information.

Asset Quality – non-covered assets
Nonaccrual loans were $37.7 million at June 30, 2011 compared with $42.0 million at March 31, 2011. Total nonperforming assets increased $486,000 from March 31, 2010 to $50.1 million at June 30, 2011.   Total charge-offs for the second quarter of 2011 were $4.8 million and recoveries were $86,000.  For the second quarter of 2010, total charge-offs were $2.0 million and recoveries were $614,000.  Non-covered other real estate owned increased $5.1 million, from $7.3 million at March 31, 2011 to $12.4 million at June 30, 2011.

For the six months ended June 30, 2011, net charge-offs were $10.2 million compared to $4.8 million for the same period in 2010.  Total charge-offs were $10.5 million for the first six months of 2011 and $5.5 million for the same period in 2010.  Recoveries for the six month comparison period were $221,000 in 2011 and $687,000 in 2010. Management’s aggressive strategy to work non-performing loans and other real estate owned is evidenced in the volume of charge-offs as well as the level of the loan loss reserve.

Despite the level of charge-offs noted above and the increase in other real estate owned, the Company continues to report a loan loss reserve at 3.35% of non-covered loans.  Likewise, the allowance for loan losses equaled 44.5% of nonaccrual loans at June 30, 2011.

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

ASSET QUALITY (NON-COVERED)
(Dollars in thousands)	2011		2010
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter

Nonaccruing loans	$37,736	$42,029	$36,532	$43,298	$41,690
Loans past due over 90 days and accruing interest	-	282	389	35	-
Total nonperforming non-covered loans	$37,736	$42,311	$36,921	$43,333	$41,690
Other real estate owned non-covered	12,393	7,332	5,928	4,320	4,333
Total nonperforming non-covered assets	$50,129	$49,643	$42,849	$47,653	$46,023

Allowance for loan losses	$16,803	$21,542	$25,543	$34,353	$38,785
Average loans during quarter, net of
unearned income	$506,752	$517,805	$539,503	$557,324	$575,457
Loans, net of unearned income	$501,056	$514,276	$525,548	$547,509	$562,539

Allowance for loan losses to loans	3.35%	4.19%	4.86%	6.27%	6.89%
Allowance for loan losses to
nonperforming assets	33.52%	43.39%	59.61%	72.09%	84.27%
Allowance for loan losses to nonaccrual
loans	44.53%	51.26%	69.92%	79.34%	93.03%
Nonperforming assets to loans and other
real estate	9.76%	9.52%	8.06%	8.64%	8.12%
Net charge-offs for quarter to average
loans, annualized	3.74%	4.25%	6.47%	3.98%	0.98%

A further breakout of nonaccrual loans, excluding covered loans, at June 30, 2011 and March 31, 2011 is below:

NON-COVERED NONACCRUAL LOANS
(Dollars in thousands)

	June 30, 2011		March 31, 2011
	Amount of Nonaccrual Loans	% of Non-covered Loans	Amount of Nonaccrual Loans	% of Non-covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$7,041	1.41%	$8,421	6.32%
Commercial	8,352	1.67%	8,589	4.27%
Construction and land development	20,700	4.13%	22,804	23.93%
Second mortgages	199	0.04%	289	3.43%
Multifamily	—	—	—	—
Agriculture	53	0.01%	53	1.75%
Total real estate loans	36,345	7.26%	40,156	8.80%
Commercial loans	1,330	0.27%	1,734	3.68%
Consumer installment loans	61	0.01%	139	1.60%
All other loans	-	—	-	—
Gross loans	$37,736	7.54%	$42,029	8.17%

Capital Requirements
Total Stockholders’ equity was $109.1 million at June 30, 2011.  The Company’s ratio of total risk-based capital was 16.4% at June 30, 2011 compared to 15.6% at December 31, 2010.  The tier 1 risk-based capital ratio was 15.3% at June 30, 2011 and 14.4% at December 31, 2010. The Company’s tier 1 leverage ratio was 8.9% at June 30, 2011 and 8.1% at December 31, 2010.  All capital ratios exceed regulatory minimums.

The Company will defer the August 2011 payment of its regular quarterly cash dividend with respect to its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which the Company issued to the United States Department of Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program in December 2008.  The Company had previously deferred four payments.  The Company has also deferred, beginning in September 2010, the interest payments that it makes with respect to trust preferred subordinated debt.

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates one loan production office. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Friday, July 29, 2011, at 11:00 a.m. Eastern Time to discuss the second quarter 2011 financial results. The public is invited to listen to this conference call by dialing 800-860-2442 at least 10 minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 2:00 p.m. Eastern Time on July 29, 2011 until 9:00 a.m. Eastern Time on August 6, 2011. The replay will be available by dialing 877-344-7529 and entering access code 450672 or through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-443-4343

Consolidated Statements of Financial Condition
Unaudited Condensed
(Dollars in thousands)

	June 30, 2011	December 31, 2010	June 30, 2010

Assets
Cash and due from banks	$11,065	$8,604	$18,544
Interest bearing bank deposits	7,408	22,777	10,871
Federal funds sold	-	2,000	16,729
Total cash and cash equivalents	18,473	33,381	46,144

Securities available for sale, at fair value	232,278	215,560	213,925
Securities held to maturity	72,388	84,771	98,070
Equity securities, restricted, at cost	6,965	7,170	8,331
Total securities	311,631	307,501	320,326

Loans held for resale	83	-	-
Loans	501,056	525,548	562,539
Covered FDIC loans	104,314	115,537	132,960
Allowance for loan losses (non-covered)	(16,803)	(25,543)	(38,785)
Allowance for loan losses (covered)	(829)	(829)	(829)
Net loans	587,738	614,713	655,885

Bank premises and equipment	35,017	35,587	36,344
Other real estate owned	12,393	5,928	4,333
Covered FDIC other real estate owned	8,674	9,889	8,755
Covered FDIC receivable	1,570	7,250	15,595
Bank owned life insurance	6,961	6,829	6,689
Core deposit intangibles, net	13,689	14,819	15,949
FDIC indemnification asset	51,127	58,369	70,662
Other assets	18,127	21,328	23,212
Total assets	$1,065,483	$1,115,594	$1,203,894

Liabilities
Deposits:
Demand:
Noninterest bearing	64,495	62,359	67,223
Interest bearing	845,980	899,366	977,264
Total deposits	910,475	961,725	1,044,487

Federal funds purchased	-	-	-
Federal Home Loan Bank advances	37,000	37,000	37,000
Trust preferred capital notes	4,124	4,124	4,124

Other liabilities	4,806	5,618	9,175
Total liabilities	956,405	1,008,467	1,094,786

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value) 17,680 shares issued and outstanding	17,680	17,680	17,680
Discount on preferred stock	(556)	(660)	(757)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (50,000,000 shares authorized $0.01 par value) issued and outstanding of 21,627,549 shares, 21,468,455 shares, and 21,468,455 shares, respectively	216	215	215
Additional paid in capital	144,181	143,999	143,999
(Accumulated deficit) retained earnings	(55,776)	(54,999)	(55,797)
Accumulated other comprehensive income (loss)	2,296	(145)	2,731
Total stockholders' equity	109,078	107,127	109,108
Total liabilities and stockholders' equity	$1,065,483	$1,115,594	$1,203,894

Consolidated Statements of Operations
Unaudited Condensed
(Dollars in thousands)
	2011			2010
		Second	First		Second	First
	YTD	Quarter	Quarter	YTD	Quarter	Quarter
Interest and dividend income
Interest and fees on loans	$14,562	$7,328	$7,234	$17,201	$8,478	$8,723
Interest and fees on FDIC covered loans	8,658	4,838	3,820	6,979	3,386	3,593
Interest on federal funds sold	4	2	2	4	3	1
Interest on deposits in other banks	24	10	14	54	24	30
Taxable	3,997	2,085	1,912	4,167	2,162	2,005
Nontaxable	641	229	412	1,774	880	894
Total interest income	27,886	14,492	13,394	30,179	14,933	15,246
Interest expense
Interest on deposits	5,690	2,711	2,979	9,343	4,486	4,857
Interest on federal funds purchased	1	1	-	1	1	-
Interest on other borrowed funds	699	367	332	664	333	331
Total interest expense	6,390	3,079	3,311	10,008	4,820	5,188

Net interest income	21,496	11,413	10,083	20,171	10,113	10,058

Provision for loan losses	1,498	-	1,498	26,324	21,282	5,042
Net interest income after provision for loan losses	19,998	11,413	8,585	(6,153)	(11,169)	5,016
Noninterest income
Loss on sale of OREO	(861)	(249)	(612)	(3,559)	(1,182)	(2,377)
FDIC indemnification asset amortization	(5,402)	(2,657)	(2,745)	(739)	(362)	(377)
Gain/(loss) on sale of securities	837	176	661	(98)	(452)	354
Service charges on deposit accounts	1,213	637	576	1,187	622	565
Other	1,376	662	714	3,509	1,259	2,250
Total noninterest income	(2,837)	(1,431)	(1,406)	300	(115)	415
Noninterest expense
Salaries and employee benefits	8,375	4,171	4,204	9,936	4,805	5,131
Occupancy expenses	1,547	733	814	1,452	713	739
Equipment expenses	650	320	330	775	363	412
Legal fees	140	35	105	142	96	46
Professional fees	389	198	191	1,077	743	334
FDIC assessment	1,633	761	872	1,218	613	605
Data processing fees	928	476	452	1,078	572	506
Amortization of intangibles	1,130	565	565	1,131	566	565
Impairment of goodwill	-	-	-	5,727	5,727	-
Other operating expenses	3,753	2,075	1,678	3,499	1,977	1,522

Total noninterest expense	18,545	9,334	9,211	26,035	16,175	9,860

Net (loss)/income before income taxes	(1,384)	648	(2,032)	(31,888)	(27,459)	(4,429)
Income tax benefit (expense)	711	(127)	838	9,508	7,843	1,665

Net (loss)/income	$(673)	$521	$(1,194)	$(22,380)	$(19,616)	$(2,764)
Dividends accrued on preferred stock	-	-	-	442	221	221
Accretion of discount on preferred stock	104	53	51	97	49	48
Preferred dividends not paid	442	221	221	-	-	-
Net (loss)/income available to common stockholders	$(1,219)	$247	$(1,466)	$(22,919)	$(19,886)	$(3,033)

Income Statement Trend Analysis
Unaudited Condensed
(Dollars in thousands)
	2011		2010
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Interest and dividend income
Interest and fees on loans	$7,328	$7,234	$8,008	$8,235	$8,478
Interest and fees on FDIC covered loans	4,838	3,820	3,088	3,692	3,386
Interest on federal funds sold	2	2	4	1	3
Interest on deposits in other banks	10	14	27	19	24
Taxable	2,085	1,912	1,979	2,340	2,162
Nontaxable	229	412	488	866	880
Total interest income	14,492	13,394	13,594	15,153	14,933
Interest expense
Interest on deposits	2,711	2,979	3,557	4,141	4,486
Interest on federal funds purchased	1	-	1	1	1
Interest on other borrowed funds	367	332	339	342	333
Total interest expense	3,079	3,311	3,897	4,484	4,820

Net interest income	11,413	10,083	9,697	10,669	10,113

Provision for loan losses	-	1,498	(77)	1,116	21,282
Net interest income after provision for loan losses	11,413	8,585	9,774	9,553	(11,169)
Noninterest income
Loss on sale of OREO	(249)	(612)	(723)	(770)	(1,182)
FDIC indemnification asset amortization	(2,657)	(2,745)	(1,174)	(1,252)	(362)
Gains/(loss) on sale of securities	176	661	3,982	(296)	(452)
Service charges on deposit accounts	637	576	618	659	622
Other	662	714	168	132	1,259
Total noninterest income	(1,431)	(1,406)	2,871	(1,527)	(115)
Noninterest expense
Salaries and employee benefits	4,171	4,204	3,999	5,255	4,805
Occupancy expenses	733	814	722	774	713
Equipment expenses	320	330	297	322	363
Legal fees	35	105	197	117	96
Professional fees	198	191	300	425	743
FDIC assessment	761	872	598	579	613
Data processing fees	476	452	493	735	572
Amortization of intangibles	565	565	565	565	566
Impairment of goodwill	-	-	-	-	5,727
Other operating expenses	2,075	1,678	1,660	1,615	1,977

Total noninterest expense	9,334	9,211	8,831	10,387	16,175

Net income/(loss) before income taxes	648	(2,032)	3,814	(2,361)	(27,459)
Income tax (expense) benefit	(127)	838	(1,128)	1,062	7,843

Net income/(loss)	$521	$(1,194)	$2,686	$(1,299)	$(19,616)
Dividends accrued on preferred stock	-	-	-	-	221
Accretion of discount on preferred stock	53	51	49	48	49
Preferred dividends not paid	221	221	221	221	-
Net income/(loss) available to common stockholders	$247	$(1,466)	$2,416	$(1,568)	$(19,886)

Net Interest Margin Analysis
Average Balance Sheet
(Dollars in thousands)
	Three months ended June 30, 2011			Three months ended June 30, 2010
			Average			Average
	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/
	Sheet	Expense	Paid	Sheet	Expense	Paid
ASSETS:
Loans non-covered, including fees	$506,752	$7,328	5.78%	$575,457	$8,478	5.89%
FDIC covered loans, including fees	105,842	4,838	18.28%	138,675	3,386	9.76%
Total loans	612,594	12,166	7.94%	714,132	11,864	6.65%
Interest bearing bank balances	12,222	10	0.33%	16,885	24	0.56%
Federal funds sold	5,827	2	0.13%	6,521	3	0.18%
Investments (taxable)	266,929	2,085	3.12%	217,695	2,162	3.97%
Investments (tax exempt)	23,517	347	5.90%	91,206	1,333	5.84%
Total earning assets	921,089	14,610	6.34%	1,046,439	15,386	5.88%
Allowance for loan losses	(20,440)			(23,358)
Non-earning assets	171,930			196,591
Total assets	$1,072,579			$1,219,672

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	$236,189	$347	0.59%	$227,433	$393	0.69%
Savings	66,661	88	0.53%	62,386	87	0.56%
Time deposits	552,425	2,276	1.65%	691,278	4,006	2.32%
Total deposits	855,275	2,711	1.27%	981,097	4,486	1.83%
Fed funds purchased	571	1	0.64%	106	1	0.53%
FHLB and other borrowings	41,124	367	3.57%	41,124	333	3.25%
Total interest bearing liabilities	896,970	3,079	1.37%	1,022,327	4,820	1.89%
Non-interest bearing deposits	58,008			64,070
Other liabilities	10,888			6,646
Total liabilities	965,866			1,093,043
Stockholders' equity	106,713			126,629
Total liabilities and
stockholders' equity	$1,072,579			$1,219,672
Net interest earnings		$11,531			$10,566
Interest spread			4.97%			3.99%
Net interest margin			5.01%			4.04%

(1)  Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

Net Interest Margin Analysis
Average Balance Sheet
(Dollars in thousands)

	Six months ended June 30, 2011			Six months ended June 30, 2010
			Average			Average
	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/
	Sheet	Expense	Paid	Sheet	Expense	Paid
ASSETS:
Loans non-covered, including fees	$512,203	$14,562	5.69%	$576,579	$17,201	5.97%
FDIC covered loans, including fees	109,134	8,658	15.87%	142,546	6,979	9.79%
Total loans	621,337	23,220	7.47%	719,125	24,180	6.72%
Interest bearing bank balances	13,445	24	0.36%	19,744	54	0.54%
Federal funds sold	5,222	4	0.16%	4,121	4	0.19%
Investments (taxable)	265,939	3,997	3.01%	209,353	4,167	3.98%
Investments (tax exempt)	33,639	971	5.77%	91,777	2,689	5.86%
Total earning assets	939,582	28,216	6.01%	1,044,120	31,094	5.96%
Allowance for loan losses	(22,667)			(21,015)
Non-earning assets	166,660			201,722
Total assets	$1,083,575			$1,224,827

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	$234,346	$693	0.59%	$219,682	$793	0.72%
Savings	65,814	173	0.52%	61,368	180	0.59%
Time deposits	566,390	4,824	1.70%	698,428	8,370	2.40%
Total deposits	866,550	5,690	1.31%	979,478	9,343	1.91%
Fed funds purchased	357	1	0.63%	320	1	0.21%
FHLB and other borrowings	41,124	699	3.40%	41,124	664	3.23%
Total interest bearing liabilities	908,031	6,390	1.41%	1,020,922	10,008	1.96%
Non-interest bearing deposits	62,870			62,420
Other liabilities	5,240			11,358
Total liabilities	976,141			1,094,700
Stockholders' equity	107,434			130,127
Total liabilities and
stockholders' equity	$1,083,575			$1,224,827
Net interest earnings		$21,826			$21,086
Interest spread			4.60%			4.00%
Net interest margin			4.65%			4.04%

(1)  Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconcile these non-GAAP measures from their respective GAAP basis measures.

	6/30/2011	12/31/2010	6/30/2010
Common Tangible Book Value
Total Stockholder's Equity	109,078,000	107,127,000	109,108,000
Preferred Stock	18,161,000	18,057,000	17,960,000
Goodwill	-	-	-
Core deposit intangible	13,688,000	14,819,000	15,949,000
Common Tangible Book Value	77,229,000	74,251,000	75,199,000
Shares Outstanding	21,627,549	21,468,455	21,468,455
Common Tangible Book Value Per Share	$3.57	$3.46	$3.50

Stock Price	$1.35	$1.05	$2.24

Price/Common Tangible Book	37.8%	30.4%	64.0%

Common Tangible Book/Common Tangible Assets
Total Assets	1,065,483,000	1,115,594,000	1,203,894,000
Preferred Stock (net)	18,161,000	18,057,000	17,960,000
Goodwill	-	-	-
Core deposit intangible	13,688,000	14,819,000	15,949,000
Common Tangible Assets	1,033,634,000	1,082,718,000	1,169,985,000
Common Tangible Book	$77,229,000	$74,251,000	$75,199,000
Common Tangible Equity to Assets	7.47%	6.86%	6.43%